BUFFALO FUNDS

RULE 18f-3 MULTIPLE CLASS PLAN

Buffalo Funds (the “Trust”), on behalf of its series listed on Appendix A hereto, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), has elected to rely on Rule 18f‑3 under the Investment Company Act of 1940, as amended (the “1940 Act”), in offering multiple classes of shares of the Funds. A majority of the Board of Trustees of the Trust (the “Board of Trustees”), including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act), has determined in accordance with Rule 18f-3(d) that the following plan (the “Plan”) is in the best interests of each class individually and each Fund as a whole:

1.Class Designation. Each Fund will offer two classes of shares to be known as Institutional Class and Investor Class shares (each, a “Class,” and collectively, the “Classes”).

2.Class Characteristics. Each Class will represent interests in the same portfolio of investments and will be identical in all respects to each other Class, except as set forth below:

Investor Class:
Investor Class shares will be offered for sale at net asset value and are not subject to any sales charges or Rule 12b-1 distribution fees. Investor Class shares will be subject to a Shareholder Servicing Plan, pursuant to which Investor Class shares will pay a monthly shareholder servicing fee computed at the annual rate not to exceed 0.15% of the average daily net assets of the Investor Class shares of a Fund held during the month.

Institutional Class:	Institutional Class shares will be offered for sale at net asset value and are not subject to any sales charges, Rule 12b-1 distribution fees or shareholder servicing fees.

3.Expense Allocations. The following expenses for each Fund will be allocated on a Class-by-Class basis, to the extent applicable and practicable: (i) fees under the Shareholder Servicing Plan; (ii) accounting, auditor, litigation or other legal expenses relating solely to a particular Class; and (iii) expenses incurred in connection with shareholder meetings as a result of issues relating to a particular Class. Income, realized and unrealized capital gains and losses, and expenses of a Fund not allocated to a particular Class will be allocated on the basis of the net asset value of each Class in relation to the net asset value of the Fund. Notwithstanding the foregoing, a service provider for the Funds may waive or reimburse the expenses of a specific Class or Classes to the extent permitted under Rule 18f-3 of the 1940 Act.
4.Conversions. Investor Class shareholders of a Fund may elect to convert their Investor Class shares into Institutional Class shares of the same Fund, subject to meeting the minimum investment amount requirement for Institutional Class shares, as described in the Funds’ Prospectus.

5.General. Shares of each Class will have equal voting rights and liquidation rights, and are voted in the aggregate and not exclusively by Class except in matters where a separate vote is required by the 1940 Act, or when the matter affects only the interest of a particular Class, such as each Class’ respective arrangements under Rule 18f-3 of the 1940 Act. Each Class will have in all other respects the same rights and obligations as each other Class. On an ongoing basis, the Board of Trustees will monitor the Plan for any material conflicts between the interests of the Classes of shares. The Board of Trustees will take such action as is reasonably necessary to eliminate any conflicts that develop. The Fund’s investment adviser and distributor will be responsible for alerting the Board of Trustees to any material conflicts that may arise. Any material amendment to this Plan must be approved by a majority of the Board of Trustees, including a majority of the trustees who are not interested persons of the Trust, as defined in the 1940 Act. This Plan is qualified by and subject to the then current prospectus for the applicable Class, which contains additional information about that Class.

Adopted on: May 21, 2019
APPENDIX A
BUFFALO FUNDS RULE 18f-3 MULTIPLE CLASS PLAN

SERIES (FUND) of BUFFALO FUNDS
Buffalo Discovery Fund
Buffalo Dividend Focus Fund
Buffalo Emerging Opportunities Fund
Buffalo Flexible Income Fund
Buffalo Growth Fund
Buffalo High Yield Fund
Buffalo International Fund
Buffalo Large Cap Fund
Buffalo Mid Cap Fund
Buffalo Small Cap Fund

As of May 21, 2019

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